ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of this ___ day of January, 2002, by and between INDIGINET, INC., a Florida corporation ("Purchaser"), whose address is P.O. Box 45726, Phoenix, Arizona 85016, and WB CONNECT, LLC, a Colorado limited liability company ("Seller"), whose address is P.O. Box 460873, Aurora, Colorado 80046.

     A. Seller is engaged in the business of providing wireless data solutions in the state of Colorado (the "Business").

     B. Purchaser intends to buy, and Seller intends to sell, substantially all of the assets of Seller that relate directly or indirectly to Seller's Business, upon the terms and conditions set forth in this Agreement. In addition, Purchaser desires to assume certain specific liabilities of Seller as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, both parties agree as follows:

     1. Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell and deliver to Purchaser, and Purchaser agrees to purchase from Seller, as of the Closing Date (as defined herein), all of Seller's right, title and interest to and in all assets, properties and rights (of any kind, nature, character and description, whether tangible or intangible, whether accrued, contingent or otherwise, wherever located) owned by Seller as of the Closing Date that relate to or are used in, or otherwise associated with, the Business (the "Purchased Assets"); provided, however, Seller will retain and not transfer to Purchaser the assets described in Section 2 of this Agreement (the "Excluded Assets"). The Purchased Assets shall include, without limitation, the following:

          1.1. Personal Property. All equipment, fixtures, furniture, supplies and other personal property owned, utilized or held for use by Seller in the Business, including, without limitation, the equipment and other assets described on Schedule 1.1 (the "Personal Property").

          1.2 Leases. All rights of Seller under the leases of real property and Personal Property used in connection with Seller's Business which are listed on Schedule 1.2 under the heading "Assumed Leases." The leases referred to in this Section 1.2 are referred to herein as the "Assumed Leases." The Assumed Leases shall not include, however, and Purchaser shall not assume, any other lease that is not an Assumed Lease (collectively, the "Excluded Leases").

          1.3 Contracts. All rights of Seller (including, without limitation, all of Seller's right to receive goods and services and to assert claims and to take other action with respect to breaches, defaults and other violations pursuant to such contracts) under all contracts, agreements and commitments which are identified on Schedule 1.3.A; provided that the assumption of such contracts, agreements and commitments by Purchaser shall not constitute a waiver of any rights of indemnification or other rights under this Agreement which Purchaser may have by virtue of such contract, or any of its provisions, constituting a breach of any representation or warranty made by Seller herein. The contracts referred to in this Section 1.3 are referred to herein as the "Assumed Contracts." The Assumed Contracts shall not include, however, and Purchaser shall not assume, any other contract which is not an Assumed Contract, including, without limitation, those contracts set forth under the heading "Excluded Contracts" on Schedule 1.3.13 (collectively, the "Excluded Contracts").

          1.4. Intangible Assets. All of Seller's right, title and interest in and to all goodwill, licenses, trade names (including, without limitation, the name "WB Connect," together with all derivations and variations of such name), assumed names, trade dress, business identifiers, trademarks, service marks, copyrights, applications and registrations for any of the foregoing, trade secrets, confidential information, know-how, causes of action (including all claims for infringement), claims (including contractual claims), contractual rights or agreements granting any right, title, license or privilege with respect to intellectual property and all other intangible assets relating to, used in or held for use in the operation of the Business (the "Intangible Assets"), including, without limitation, the Intangible Assets listed on Schedule 1.4.

          1.5. Records and Documents. All records, computer software and documents, computer source codes and programs, books, supplier, dealer and customer lists, catalogs and technical data, work orders, credit information and correspondence, operating data, drawings, blueprints, specifications, designs, financial information, product data and records, account information, sales leads, sales representative information, and all other records and documents used in connection with the operation of the Purchased Assets, but specifically excluding Seller's Articles of Organization (with all amendments thereto), Operating Agreement (with all amendments thereto), minutes and documents relating to the qualification of Seller as a domestic or foreign corporation.

          1.6. Prepaid Assets. All of Seller's rights to prepaid deposits, lease payments, insurance and other prepaid items, including, without limitation, those prepaid items listed on Schedule 1.6 (the "Prepaid Assets").

          1.7. Literature. All sales literature, promotional literature, catalogs, sales and marketing materials and similar materials relating to the Business, but excluding any literature that is the basis for any pending or threatened litigation. Purchaser shall be entitled to use all such materials in the operation of the Purchased Assets.

          1.8. Vehicles. All automobiles, trucks, trailers, automotive equipment and other vehicles owned, leased or used in connection with the operation of the Business, including, without limitation, those listed on Schedule
     1.8 (the "Vehicles").

          1.9. Accounts Receivable. All of Seller's accounts receivable and all evidences of indebtedness and rights, including contingent rights, to receive payment from any other person or entity, including, without limitation, those items listed on Schedule 1.9 (the "Accounts Receivable").

          1.10. Inventory. All of Seller's inventory used in connection with the Business, including, but not limited to, the inventory items listed on
     Schedule 1.10 (the "Inventory").

          1.11. No Encumbrances.  Except as specifically assumed by Purchaser in
     Section 3 of this Agreement, Seller shall transfer the Purchased Assets free and clear of all liabilities, obligations, liens, security interests and encumbrances.

     2. Assets Excluded From Sale. There shall be excluded from sale under this Agreement those assets specifically identified on Schedule 2 (the "Excluded Assets").

     3. Liabilities.

          3.1. Excluded Liabilities. Except as specifically provided in Section 3.2, Purchaser shall not assume, and shall not be obligated to pay, perform or discharge any debts, liabilities or obligations of Seller, whether actual, contingent or accrued, known or unknown, including, but not limited to, any Employee Payments (as defined in Section 8.19 of this Agreement), which liabilities shall be retained by Seller and shall hereafter be referred to as the "Excluded Liabilities." Seller shall indemnify and hold Purchaser harmless (which indemnity and hold harmless shall be indefinite and not subject to the duration or other limitations in Section 12) against any Excluded Liabilities.

          3.2. Assumed Liabilities. Subject to the terms and conditions of this Agreement, Purchaser shall assume and pay, perform and discharge in accordance with their terms only the following obligations and liabilities of Seller as of the Closing Balance Sheet Date (the "Assumed Liabilities"):

               (a) liabilities identified on Schedule 3.2 which arise under the Assumed Leases and Assumed Contracts; and

               (b) those liabilities which Purchaser specifically agrees to assume and are specifically identified on Schedule 3.2.

     4. Purchase Price.

          4.1. Purchase Price and Manner of Payment. In consideration of Seller's sale, assignment and transfer of the Purchased Assets and the performance by Seller of all the terms, covenants and provisions of this Agreement on its part to be kept and performed, Purchaser shall pay to Seller a purchase price (the "Purchase Price") in the form of Sixty Thousand (60,000) shares of common stock, no par value, (the "Indiginet Stock", and together with the Additional Shares (as defined herein), referred to herein as the "Indiginet Stock"), which Seller and Purchaser have agreed is valued at $0.10 per share for a total of $6,000.00 and shall be issued as follows: Purchaser shall deliver a treasury request to Purchaser's transfer agent directing the issuance to Seller of 60,000 shares of Indiginet Stock. In order to evidence such transfer and issuance of the Indiginet Stock, Purchaser shall deliver a copy of the treasury request issued to Purchaser's transfer agent to Seller on the Closing Date. The share certificate evidencing the Indiginet Stock shall be delivered to Seller by Purchaser's transfer agent within twenty (20) days of the Closing Date.

          4.2. Allocation of Purchase Price. The Purchase Price shall be assigned and allocated to the Purchased Assets in the manner mutually agreed upon by the parties within twenty (20) days of the Closing Date and in accordance with the allocation to be described in Schedule 4.2 attached hereto.

          4.3. Payments of Transfer Tax. All taxes imposed in connection with the sale and transfer of the Purchased Assets to Purchaser shall be borne by Seller and Seller shall indemnify and hold Purchaser harmless with respect to any such tax which might be levied on or collected from Purchaser.

          4.4 Earnout Bonuses. Seller shall be eligible to receive the following additional payments in the event that the applicable provisions are attained. To be eligible for any of the following additional payments, all sales of wireless broadband services shall be approved in advance by the President of Purchaser:

               4.4.1 Revenue Bonus. In the event that the gross revenue received by Purchaser from sales of wireless broadband services equals or exceeds $1,500,000 ("Revenue Threshold") at any time during the calendar year 2002, Purchaser shall pay to Seller an amount equal to five percent (5%) of the gross revenues received by Purchaser ("Revenue Bonus") within ninety (90) days of achieving the Revenue Threshold. At the end of 2002, Purchaser shall pay to Seller five percent (5%) of any additional gross revenue received by Purchaser for sales of wireless broadband services in excess of the Revenue Threshold and not previously paid by Purchaser. In the event that any amounts recognized as gross revenue for purposes of calculating this Revenue Bonus are not collectable by Purchaser at the end of 2002, Seller agrees to adjust the Revenue Bonus amount based upon the calculation of gross revenue excluding these uncollectable amounts and Seller agrees to repay any amounts not earned and which have previously been paid to Seller pursuant to this Section.

               4.4.2 Gross Margin Bonus. In the event that the gross margin from sales of wireless broadband services during the period beginning on January 1, 2002 and ending April 30, 2002 equals or exceeds $175,000 ("Gross Margin Threshold"), Purchaser shall pay to Seller an amount equal to ten percent (10%) of the gross margin in excess of the Gross Margin Threshold ("Gross Margin Bonus"). Payment of the Gross Margin Bonus, if any, shall be made on or before June 30, 2002.

     5. Additional Agreements. On the Closing Date, Purchaser shall enter into employment agreements with each of (i) David Shaw ("Shaw Agreement"), in substantially the same form as Exhibit 5A attached hereto, (ii) Steve Runkel ("Runkel Agreement"), in substantially the same form as Exhibit 5B attached hereto and (iii) Dan Hartman ("Hartman Agreement"), in substantially the same form as Exhibit 5C attached hereto.

     6. Closing The closing of this transaction, including the transfer of all of the Purchased Assets and the assumption of the Assumed Liabilities, shall take place at the offices of Seller at 10:00 am. on the date which is three (3) business days following receipt of all consents necessary or required to consummate the transactions contemplated by this Agreement (the "Closing Date"), or at such other date and location as the party shall agree upon.

     7. Representations and Warranties of Purchaser. As material representations to induce Seller to enter into this transaction, Purchaser makes the following representations and warranties to Seller, each of which is true and correct as of the Closing Date:

          7.1. Corporate Organization. Purchaser is a corporation duly organized and existing in good standing under the laws of the State of Florida and has filed all reports required to be filed with the Secretary of State of the State of Florida and has all corporate power and authority to own, operate and lease its properties and carry on its businesses as now conducted. Purchaser is duly licensed and qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which such qualification is necessary whether by reason of the ownership or leasing of its properties or the conduct or nature of its business.

          7.2. Authorization of Agreement. Purchaser has all corporate power and authority to execute and deliver this Agreement and to consummate the transactions provided for herein and the execution and delivery of this Agreement by Purchaser and the performance of its obligations to be performed hereunder have been duly authorized by all necessary and appropriate action by Purchaser's Board of Directors. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach of, or constitute a default under, the terms or conditions of Purchaser's Articles of Incorporation or Bylaws, or any order, judgment or decree or any agreement or instrument to which Purchaser is a party or by which Purchaser or its assets are bound or affected. This Agreement is, and each other agreement and document to be executed by Purchaser will be when so executed, a valid and binding obligation of Purchaser enforceable in accordance with its terms.

          7.3. Disclosure. No representation or warranty by Purchaser contained in this Agreement or in any writing to be furnished pursuant hereto or previously furnished to Seller contains or will contain any material untrue statement of fact or omits or will omit to state any fact required to make the statements therein contained not misleading. All statements and information contained in any certificate, instrument, disclosure schedule or document delivered by or on behalf of Purchaser shall be deemed representations and warranties by Purchaser.

          7.4. Consents. Purchaser shall have delivered to Seller copies of all consents from any person or entity not a party to this Agreement whose consent is necessary or desirable for the execution and performance of this Agreement by Purchaser, on or prior to the Closing Date.

          7.5. Purchase Price Allocation. Purchaser represents, warrants and covenants to Seller to report the transaction contemplated by this Agreement as a sale and purchase of the Purchased Assets in the specific amounts to be described on Schedule 4.2 for purposes of federal, state and local taxes or filings required to be made under the Securities Exchange Act of 1934, as amended, after the Closing Date and shall not take any position to the contrary in any tax return or proceeding before any taxing authority. Purchaser shall cooperate fully with Seller, shall execute any documents reasonably requested by Seller, and shall furnish appropriate information and testimony, upon request, with respect to any liability asserted by taxing authorities, all without payment of further consideration; provided such tax liability relates to the Purchased Assets or Assumed Liabilities after the Closing Date.

          7.6. Brokers and Finders. Neither Purchaser nor any affiliate nor any officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder.

          7.7. Indiginet Stock. The Indiginet Stock will, upon issuance, be duly authorized, fully paid and non-assessable.

     8. Representations and Warranties of Seller. As material representations to induce Purchaser to enter into this transaction, Seller makes the following representations and warranties to Purchaser, each of which is true and correct as of the Closing Date:

          8.1.  Organization.   Seller  is  a  limited  liability  company  duly
     organized and existing in good standing under the laws of the State of Colorado and has filed all reports required to be filed with the Secretary of State of the State of Colorado and has all corporate power and authority to own, operate and lease its properties and carry on its businesses as now conducted. Seller is duly licensed and qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which such qualification is necessary whether by reason of the ownership or leasing of its properties or the conduct or nature of its business.

          8.2. Authorization of reement. Seller has all corporate power and authority to execute and deliver this Agreement and to consummate the transactions provided for herein and the execution and delivery of this Agreement by Seller and the performance of its obligations to be performed hereunder have been duly authorized by all necessary and appropriate action by Seller's Members and Managers. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach of, or constitute a default under, the terms or conditions of Seller's Articles of Organization or Operating Agreement, or any order, judgment or decree or any agreement or instrument to which Seller is a party or by which Seller or its assets are bound or affected. This Agreement is, and each other agreement and document to be executed by Seller will be when so executed, a valid and binding obligation of Seller enforceable in accordance with their terms.

          8.3. Financial Statements. Seller has deliv=d to Purchaser copies of the balance sheets of Seller as of December 31, 2001 and January:3I; 2002 (the later balance sheet is referred to herein as "Seller's Balance Sheet," and the date of such Seller's Balance Sheet being referred to herein as the "Seller's Balance Sheet Date"j and the related unaudited statement of income and cash flows of Seller for the periods then ended, all of which are complete and correct, have been prepared from the books and records of Seller consistently maintained throughout the periods indicated and fairly present the financial condition of Seller as of their respective dates and the results of its operations for the periods covered thereby. Seller's books of account are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

          8.4. Absence of Undisclosed Liabilities. To the best knowledge of Seller there are no liabilities or obligations, direct or indirect, absolute or contingent, or any outstanding evidence of indebtedness, including any open purchase orders, arising out of or relating to the Business or the Purchased Assets, except (i) as fully reflected or as specifically reserved against on the Seller's Balance Sheet, and (ii) liabilities incurred in the ordinary course of business after the Seller's Balance Sheet Date, consistent with Seller's prior practice, which, in the aggregate, do not result in any adverse change in the financial condition of the Business or the Purchased Assets from that set forth in Seller's Balance Sheet.

          8.5. Business Changes. Since the Seller's Balance Sheet Date, there has not been:

               (a) with respect to the Business, Seller or the Purchased Assets, any material adverse change in condition or prospects (financial or other); (ii) material damage, destruction or loss (whether or not covered by insurance); or (iii) material transaction outside the ordinary course of business;

               (b) any sale, lease, transfer, assignment, abandonment or other disposition of any asset that if owned by Seller on the Closing Date would have been a Purchased Asset (other than in the ordinary course of business);

               (c) any notice or indication of termination or potential termination of any other material contract, lease or relationship, which, in any case or in the aggregate, has or may have an adverse effect upon the Business or the Purchased Assets;

               (d) any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to be paid, or any agreement or promise to pay, conditionally or otherwise, any extra compensation to any officer, director or employee of Seller, other than in the ordinary course of business consistent with past practice;

               (e) any other  change in the  selling,  pricing,  advertising  or
          personnel   practices  of  Seller  inconsistent  with  Seller's  prior practice and prudent business practices prevailing in the industry;

               (f) any payment of any liability other than those then required to be discharged or satisfied or current liabilities shown on the Seller's Balance Sheet and current liabilities incurred since the Seller's Balance Sheet in the ordinary course of business and consistent with past practices;

               (g)  any  intercompany   loans  or  payments,   distributions  or
          transfers of cash or other assets by Seller out of the ordinary course of business;

               (h) any material deviation from the ordinary and usual course of conducting the operation of the business;

               (i) any mortgage, pledge or creation of any lien, charge, security interest or other encumbrance on any of the Purchased Assets;

               (j) any change or modification of Seller's accounting methods or practices;

               (k) any indebtedness incurred by Seller for money borrowed;

               (1) any capital expenditures in excess of $1,000;

               (m) any negotiations or contract for the sale of the Business, or any part thereof or for the purchase of another business, whether by merger, consolidation, exchange of membership interests or otherwise (other than negotiations with respect to this Agreement);

               (n) any declaration of payment of distributions upon or in respect of any of its shares of membership interest, or redemption or obligation to redeem any of its shares of membership interest or other securities; or

               (o) any encounter with any labor union organizing activity, any actual or threatened employee strikes, works stoppages, slowdowns or lockouts or any material change in its relations with its employees, agents, customers and suppliers.

          8.6. Title to Purchased Assets. Seller has good, indefeasible and marketable title to all Purchased Assets, free and clear of all mortgages, security interests, title retention agreements, options to purchase, rights of first refusal, liens, easements, encumbrances, restrictions and other burdens of any nature whatsoever ("Liens"). None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof and Seller has complete and non-restricted power and right to sell, assign, convey and deliver the Purchased Assets to Purchaser as contemplated hereby. On the Closing Date, Purchaser will receive good and marketable title to all the Purchased Assets, free and clear of all Liens.

          8.7.  Condition of Purchased  Assets. To the best knowledge of Seller,
     (i) no maintenance outside the ordinary course of business is needed with respect to the Purchased Assets, and (ii) the Purchased Assets are in all respects in good condition and working order (reasonable wear and tear excepted).

          8.8. Inventory. The inventory reflected on the Seller's Balance Sheet, or thereafter acquired and as set forth on Schedule 1.10, is, after the reserve for obsolete inventory, merchantable, or suitable and usable for the production or completion of merchantable products, for sale in the ordinary course of business as first quality goods at normal mark-ups, none of such item is obsolete or below standard quality, and each item of such inventory reflected in the Seller's Balance Sheet and the books and records of Seller and set forth on Schedule 1.10 is valued at the lower of cost (on a last-in, first-out basis) or market. The Purchased Assets include the quantity of each type of such inventory to meet the normal requirements of Seller's business and operations.

          8.9. Personal Property. The Personal Property reflected on Seller's Balance Sheet or otherwise set forth on Schedule 1.1 or delivered by Seller pursuant to this Agreement, contains a true and complete list of all equipment, fixtures, furniture, supplies and other personal property owned, utilized or held for use by Seller in the Business.

          8.10. Contracts and Leases. To the best knowledge of Seller: (i) Seller does not have any oral or written rights, obligations, powers of attorney, contracts, agreements, instruments, or leases with respect to the Business or the Purchased Assets other than the Assumed Leases and Assumed Contracts and the Excluded Leases and Excluded Contracts; (ii) all Assumed Leases and Assumed Contracts are legally valid and binding and in full force and effect with respect to the parties thereto; and (iii) neither Seller nor any of the other parties to any of the Assumed Leases and Assumed Contracts are in default or breach thereof and Seller has no notice or knowledge of any claimed breach, or of the occurrence of any event which after the passage of time or the giving of notice or both would constitute a breach by any party to any Assumed Lease and Assumed Contract. None of the rights of Seller under the Assumed Leases and the Assumed Contracts will be impaired in any respect by the consummation of the transactions contemplated by this Agreement, and the Assumed Leases and Assumed Contracts are validly assignable and all of the rights of Seller thereunder will be enforceable by Purchaser after the Closing Date without the consent or agreement of any other party.

          8.11. Litigation and Proceedings Product Liability; Liquidation.

               (a) There is no suit, action or legal, administrative, arbitrative or other proceeding pending or threatened against Seller affecting the Purchased Assets, and, to the best knowledge of Seller, Seller is not under investigation, nor has Seller received any written notice of any proceeding which is with respect to any charge concerning violation of any law or administrative regulation, federal, local or state, in respect to the operation of the Purchased Assets.

               (b) There have been no product liability claims and similar claims, actions, litigation or other proceedings relating to products, or services rendered by Seller which are presently pending or, to the best knowledge of Seller, which are threatened, or which have been asserted or commenced against Seller within the past two (2) years, in which a party thereto either requested injunctive relief (whether temporary or permanent) or alleged damages in excess of $5,000 (whether or not covered by insurance), in respect to the operation of the Purchased Assets.

               (c) Seller has not adopted any plan of liquidation or dissolution affecting the Purchased Assets.

          8.12.  Government  Licenses  and  Permits.  To the best  knowledge  of
     Seller: (i) Seller has all state, county and city governmental licenses and permits necessary to operate the Business and own and use the Purchased Assets as conducted, owned and used prior to the Closing Date and such licenses and permits are in full force and effect; (ii) Seller is not aware of any rights of Seller under such licenses and permits which are not transferable to Purchaser under applicable law solely upon the assignment of such licenses and permits by Seller to

     Purchaser hereunder or which will not be exercisable by Purchaser after the consummation of the transactions contemplated by this Agreement; and (iii) Seller is not aware of and has not received any written notice of any proceeding which is pending or threatened regarding the revocation or limitation of any such governmental license or permit and, to the best knowledge of Seller, there is no such basis or grounds for any revocation or limitation of any such governmental license or permit.

          8.13. Taxes. All federal, state, county and local property, income, excise, sales, transfer, use, gross receipts, ad valorem, payroll and other taxes, fees and assessments imposed on the Business of Seller as of the Closing Date and payable by Seller and all federal and state payroll taxes required to be withheld by Seller as of the Closing Date have been or will be on the Closing Date duly, timely and fully reported, paid and discharged except where extensions have been applied for and granted and where such extensions have not expired. All federal, state, county, local and other tax returns required to be filed by or on behalf of Seller have been timely filed and, when filed, were true and correct in all respects. From the Seller's Balance Sheet Date until the Closing Date, Seller shall pay all taxes as and when the same become due and payable.

          8.14. Intangible Assets. Schedule 1.4 contains a true and complete list of all trademarks, trade names, trade dress, service marks, copyrights and licenses thereof relating to the Business and all pending applications and applications to be filed therefor used or to be used in the operation of the Business, all of which are fully assignable and are being transferred hereunder to Purchaser free and clear of any adverse interests. Except as set forth on Schedule 1.4, all other trade secrets, confidential information, and know-how used in the operation of the Business are fully assignable and are being transferred hereunder free and clear of any adverse claims or interests, and no licenses, sublicenses, covenants or agreements have been granted or entered into by Seller relating to any such trademarks, trade names, service marks, licenses, applications trade secrets, know-how, and other confidential information and intangible assets. To the best knowledge of Seller, the Business and the use of its products by customers have not involved any infringement, and there exists no basis for any claim of infringement, of any trademarks, trade names, service marks, copyrights, licenses, or intangible assets of others. Seller does not require any of such rights or intangible assets that it does not already have (and which are being transferred to Purchaser) in order to conduct its business as currently being conducted or proposed to be conducted. There are no inquiries, investigations or claims or litigation challenging or threatening to challenge Seller's right, title and interest with respect to its continued use and right to preclude others from using any such trade rights or intangible assets. To the best knowledge of Seller, all such trade rights or intangible assets of Seller are valid and enforceable and there are no equitable defenses to enforcement based on any act or omission of Seller, and no other person is infringing on the trade rights and intangible assets of Seller.

          8.15. Compliance with Law. To the best knowledge of Seller, Seller and the operations of the Business and the use of the Purchased Assets are in compliance with all applicable federal, state, local and international laws or ordinances and any other rule or regulation of any international, federal, state or local agency or body, including, without limitation, all energy, safety, environmental, zoning, health, trade practice, anti-discrimination, antitrust, wage, hour and price control laws, orders, rules or regulations. There have been no citations issued to Seller in the past two (2) years from any city, state or federal agency. Seller has not received any written notice of any proceeding which is from any governmental body claiming any violation or alleged violation of any law, ordinance, code, rule or regulation or requiring, or calling attention to the need for, any work, repairs, construction, alterations or installation on or in connection with the Purchased Assets or the Business with which Seller has not complied. To the best knowledge of Seller, Seller has no liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violations of any law, ordinance, code, rule or regulation. All reports and returns required to be filed by Seller with any governmental authority have been filed and were accurate and complete when filed.

          To the best of Seller's knowledge, no payments of cash or other consideration have been made to any person, entity or government by Seller or by any agent, employee, officer, director, Shareholder or other person or entity on behalf of Seller which were unlawful under the laws of the United States or any state or other governmental authority.

          8.16. Accounts Receivable. Set forth on Schedule 1.9 is a complete and accurate list of all Accounts Receivable of Seller as of the Seller's Balance Sheet Date. All of the Accounts Receivable reflected on the Seller's Balance Sheet arose in the ordinary course of business and represent amounts payable by a buyer for goods actually sold or services actually performed and are currently collectible at the aggregate recorded amounts thereof, less the reserve for bad debts reflected on the Seller's Balance Sheet, and are not subject to any counterclaims or setoffs (other than Purchaser's right to setoff under the terms of this Agreement). Accounts Receivable arising after the Seller's Balance Sheet Date through the Closing Date, have arisen in the ordinary course of business and represent amounts payable by a buyer for goods actually sold or services actually performed and are current and collectible at the aggregate recorded amounts thereof, less a reserve for bad debts consistent with the reserve stated on the Seller's Balance Sheet.

          8.17. Environmental Matters. To the best knowledge of Seller: (i) Seller has duly complied with, and the operation of the Business, equipment and other assets in the facilities owned or leased by Seller are in compliance with the provisions of all applicable federal, state and local environmental, health and safety laws, statutes, ordinances, rules and regulations of any governmental or quasi governmental authority relating to
     (a) error omissions, (b) discharges to surface water or ground water, (c) solid or liquid waste disposal, (d) the use, storage, generation, handling. transport, discharge, release or disposals of toxic or hazardous substances or waste, (e) the emission of non- ionizing electromagnetic radiation, or
     (f) other environmental, health or safety matters, including, without limitation, the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended by the Superfund Amendments and Authorization Act of 1986, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act of 1976, as amended, the Federal Water Pollution Control Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Emergency Planning and Community Right to Know Act of 1986, as amended, and the Clean Air Act, as amended (collectively "Environmental and Health Laws") or the Federal Communications Act, as amended ("FCC Laws"); (ii) there are no investigations, administrative proceedings, judicial actions. orders, claims or notices which are pending, anticipated or threatened against Seller relating to violations of the Environmental and Health Laws or FCC

     Laws, and (iii) Seller has not received notice of, and does not know or have any reason to suspect, any facts which might constitute a violation of any Environmental and Health Laws or FCC Laws which relate to the use, ownership or occupancy of any property or facilities used by Seller in connection with the operation of Seller's Business or any activity of Seller's Business which would result in a violation or threatened violation of any Environmental and Health Laws or FCC Laws.

          8.18. Labor Matters.

               (a) Seller is not a party to or bound by any union collective bargaining agreements or other labor contracts. Seller is not, with respect to the operation of the Business, a party to any pending arbitration or grievance proceeding or other claim relating to any labor contract. Seller has no knowledge of any such action in respect to the operation of the Purchased Assets.

               (b) Seller is not bound by any court, administrative agency, tribunal, commission or board decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment, employment discrimination or attempts to organize a collective bargaining unit which in any case may materially and adversely affect Seller, the Business or the Purchased Assets, and Seller has no notice or knowledge of any employment discrimination, safety or unfair labor practice or other employment-related investigation, claim or allegation against or in respect of the operation of the Purchased Assets.

               (c) Seller has made all required payments to the appropriate governmental authorities with respect to applicable unemployment compensation reserve accounts for Seller's employees.

          8.19. Employment Contracts. Seller has no employment contract with any person, nor any contract with any employee, involving termination, retirement or severance pay, deferred compensation, profit sharing or pension plans, employee benefit plans or other employee benefits or post-employment benefits of any kind. Purchaser shall not assume any liabilities of Seller to any former or current employee of Seller for compensation, bonus, severance, vacation, employee benefits or any other fee or wage payment of any kind or nature, including, but not limited to, any payments under COBRA or any disability or unemployment insurance policies (collectively. "Employee Payments").

          8.20. Insurance. Seller is insured by reputable insurers and through the Closing Date will be adequately insured against all liabilities and risks and in at least such amounts as are usually carried by prudent business persons engaged in the same or similar lines of business (and in the case of property casualty insurance, at least at replacement cost). All premiums on policies due to the Closing Date have been paid, and no notice has been received nor does Seller have any reason to believe, that any such insurance is in default, will be canceled or not renewed, or will be renewed at premium rates materially in excess of the premiums used in preparing the financial statements of the Business.

          8.21. Subsidiaries. Seller has no subsidiaries. The Business has not been operated through any other direct or indirect subsidiary or affiliate of Seller.

          8.22. Disclosure. To the best of Seller's knowledge, there exists no fact, condition or threatened development of any nature not otherwise disclosed in this Agreement, or the Exhibits, Schedules and attachments hereto, that would be materially adverse to the Purchased Assets or the operation of the Business. No warranty or representation by Seller contained in this Agreement, including any exhibit, schedule (including any attachment to any schedule), financial statement or certificate prepared or furnished in connection hereto, or in any writing to be furnished pursuant hereto or previously furnished to Purchaser, contains or will contain any material untrue statement of fact or omits or will omit to state any fact required to make the statements therein contained not misleading. All statements and information contained in any certificate, instrument, disclosure schedule or documents delivered by or on behalf of Seller shall be deemed representations and warranties by Seller.

          8.23. Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information set forth as, or referenced in, Exhibits, Schedules and attachments to this Agreement or specifically required to be furnished pursuant to this Agreement to Purchaser by Seller are complete and correct in all material respects.

          8.24. Purchase Price Allocation. Seller represents, warrants and covenants to Purchaser to report the transaction contemplated by this Agreement as a sale and purchase of the Purchased Assets in the specific amounts to be described on Schedule 4.2 for purposes of federal, state and local taxes or filings required to be made under the Securities Exchange Act of 1934, as amended, after the Closing Date, and shall not take any position to the contrary in any tax return or proceeding before any taxing authority. Seller shall cooperate fully with Purchaser, shall execute any documents reasonably requested by Purchaser and shall furnish appropriate information and testimony, upon request, with respect to any liability asserted by taxing authorities, all without payment of further consideration; provided such tax liability relates to the Purchased Assets or Assumed Liabilities as conducted by Seller prior to the Closing Date.

          8.25. Brokers and Finders. Neither Seller nor any affiliate nor any member, manager, officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder.

          8.26. Records and Documents. To Seller's knowledge, the records and documents required to be provided pursuant to Section 1.5 constitute all of the records and documents used in connection with, or which are necessary or desirable to operate, the Purchased Assets.

          8.27. Stock Representations. Seller: (i) intends to acquire the shares of Indiginet Stock solely for the purpose of investment and not for the resale and distribution thereof; and has no present intention to offer, sell, pledge, hypothecate, assign or otherwise dispose of the same; (ii) understands and acknowledges that the sale of such shares of Indiginet Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and that the Indiginet Stock being acquired pursuant to this Agreement constitute "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act and may not be sold except pursuant to a registration statement under the Securities Act or pursuant to an exemption available under federal and applicable state Securities laws, and such shares of Indiginet Stock may be required to be held indefinitely unless the shares of Indiginet Stock are subsequently registered under the Securities Act or an exemption from such registration is available, (iii) agrees that it will not offer, sell, pledge, hypothecate, transfer, assign or otherwise dispose of any such shares of Indiginet Stock unless such shares of Indiginet Stock and such offer, pledge, hypothecation, transfer, assignment or other disposition shall be registered or exempt from registration under the Securities Act and shall comply with all applicable federal and state securities laws, and
     (iv) agrees and acknowledges that the stock certificates representing the shares of Indiginet Stock will contain a legend restricting the transferability of the shares as provided herein and that stop order instructions may be imposed by Purchaser's transfer agent restricting the transferability of the Indiginet Stock.

     9. Seller's Employees and Customers. Purchaser is not a successor business to Seller nor any operation of Seller. Purchaser shall not be liable for any obligations which Seller has on any contracts, including employment contracts, existing or future workers compensation claims, employment discrimination claims, unfair labor practice claims, compensation or Employee Payments, except those obligations, if any, specifically identified in Section 1 and on Schedule 3.2, and any other obligations which Purchaser specifically assumes in writing. Purchaser is purchasing the Purchased Assets only, and is not assuming any employment contracts for any employees or any obligations under agreements entered into by Seller in its own right and Purchaser shall not be liable for any sums owed to customers by Seller, except those obligations, if any, specifically identified in Section l and on Schedule 3.2, and any other obligations which Purchaser specifically assumes in writing.

     10. Representations, Covenants and Agreements of Purchaser. Purchaser hereby represents, covenants and agrees that:

          10.1. Accuracy of Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement or in any schedule, certificate or other document delivered by Purchaser is true and correct in all respects, and Purchaser has performed and satisfied all of its covenants, conditions and agreements and shall have delivered to Seller all documents and agreements required by this Agreement to be performed, satisfied or delivered by Purchaser on or prior to the Closing Pate.

          10.2. Deliveries on the Closing Date. Purchaser shall have delivered or caused to be delivered to Seller the following documents on or prior to the Closing Date:

               (a) An executed original of this Agreement:

               (b) A copy of the treasury request issued to Purchaser's transfer agent.

               (c) Certified copies of resolutions adopted by the Board of Directors of Purchaser authorizing the execution of this Agreement, the purchase of the Purchased Assets and the assumption of the Assumed Liabilities and the issuance of the Indiginet Stock in accordance with the terms hereof.

               (d) An Officer's Certificate executed by an authorized officer of Purchaser certifying that all of Purchaser's representations and warranties contained in Section 7 are true and correct on the Closing Date.

               (e) An executed original of each of the Shaw Agreement, Runkel Agreement and Hartman Agreement.

          10.3. Access to Books and Records After the Closing Date. For a period of two (2) years following the Closing Date, Purchaser agrees to maintain in a reasonably accessible place any books and records relating to the Purchased Assets and delivered to Purchaser pursuant to this Agreement, to provide Seller and its representatives reasonable access to such books and records during normal business hours and to provide copies of such books and records to Seller or its representatives, at Seller's expense.

     11. Representations, Covenants and Agreements of Seller. Seller hereby represents, covenants and agrees that:

          11.1. Accuracy of Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement or in any schedule, certificate or other document delivered by Seller is true and correct in all respects, and Seller has performed and satisfied all of its covenants, conditions and agreements and shall have delivered to Purchaser all documents and agreements required by this Agreement to be performed, satisfied or delivered by Seller on or prior to the Closing Date.

          11.2. Deliveries on the Closing Date. Seller shall have delivered or caused to be delivered to Purchaser the following documents at or prior to the Closing Date, unless otherwise specified herein:

               (a) An executed original of this Agreement and the Bill of Sale, Assumption of Liabilities and Assignment of Contracts in the form attached hereto as Exhibit 11.2(a).

               (b) Certified copies of resolutions adopted by the Members and Managers of Seller authorizing the execution of this Agreement and the sale of the Purchased Assets to Purchaser in accordance with the terms hereof.

               (c) Certificate of status or good standing of Seller issued by the Secretary of State of the State of Colorado, dated within two weeks of the Closing Date.

               (e) An Officer's Certificate executed by an authorized officer of Seller certifying that all of Seller's representations and warranties contained in Section 8 are true and correct on the Closing Date.

               (f) All necessary governmental approvals, permits and licenses required for the performance by Seller for the closing of the transactions contemplated by this Agreement.

               (g) Written consents to the transfer or assignment to Purchaser of the Purchased Assets, including the Assumed Contracts and Assumed Leases, in a form and substance reasonably satisfactory to Purchaser.

               (h) Such other documents as Purchaser reasonably deems necessary or appropriate to vest in it good and marketable title to all or any part of the Purchased Assets, free and clear of all liens, encumbrances and other rights as provided in this Agreement

          11.3. Access to Books and Records After the Closing Date. For a period of two (2) years following the Closing Date, Seller agrees to maintain in a reasonably accessible place any books and records not delivered to Purchaser hereunder relating to the Business, to provide Purchaser and its representatives reasonable access to such books and records during normal business hours and to provide copies of such books and records to Purchaser or its representatives, at their expense. Seller agrees to notify Purchaser prior to disposing of any such books and records and, upon request made within sixty (60) days after receipt of such notice, to deliver such books and records to Purchaser at Purchaser's expense.

          11.4. Continued Assistance. Seller shall refer to Purchaser in writing, as promptly as practicable, any letters, orders, notices, requests, inquiries and other communications relating to the Business, together with notice of any telephone calls received with respect to the Business. Seller shall use its reasonable efforts to refer any such contacts or inquiries to Purchaser by instructing the inquiring party to contact Purchaser at the address and phone number provided by Purchaser. Seller shall use its reasonable best efforts to cooperate in an orderly transfer of the Business and to assist Purchaser in the successful continuation of the operation of the Business. After the Closing Date, Seller shall promptly transfer and deliver to Purchaser upon Seller's receipt any cash or other property that Seller may receive in respect of any Assumed Contract or Assumed Lease. From time to time, Seller shall execute, acknowledge and deliver such documents, instruments or assurances and take such other actions as Purchaser may reasonably request to more effectively assign, convey and transfer the Purchased Assets.

          11.5. Change of Name. As of the Closing Date, Seller shall immediately cease to use, and thereafter refrain from using, the name "WB Connect" and shall file any and all documents required to allow Purchaser to use such name or any variation thereof, if any.

          11.6. Limitations on Certain Corporate Actions. Seller agrees that from and after the Closing Date and for a period of two (2) years, Seller will not (a) dissolve or otherwise terminate its legal existence, or (b) merge or consolidate with any other corporation in a merger consolidation in which it is not the surviving or resulting corporation.

     12. Indemnification by Purchaser.

          12.1. Indemnification. Purchaser and its successors shall indemnify, defend and hold Seller, each of Seller's subsidiaries, affiliates, members, managers, officers, directors, employees, agents, successors and assigns (Seller and such persons, collectively, "Seller's Indemnified Persons") harmless from and against any demand, claim, damage, liability, loss (which shall include any diminution in value), cost, deficiency or expense (including, but not limited to, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors (collectively, the "Seller's Losses") imposed or incurred by Seller's Indemnified Persons, directly or indirectly, arising out of, resulting from or relating to:

               (a) any inaccuracy in or breach of any representation or warranty of Purchaser pursuant to this Agreement in any respect, whether or not Seller's Indemnified Persons relied thereon or had knowledge thereof, including schedules and documents delivered pursuant hereto;

               (b) any failure of Purchaser to duly perform or observe any term, provision, expectation, covenant or agreement to be performed or observed by Purchaser pursuant to this Agreement or any of the documents contemplated by this Agreement;

               (c) the operation of the Purchased Assets after the Closing Date;

               (d) any action, suit, investigation, proceeding, demand, assessment, audit, judgment and claim resulting from the operation of the Purchased Assets and discharge of the Assumed Liabilities by Purchaser after the Closing Date; or

               (e) acts or omissions in connection with business activities conducted or to be conducted by Purchaser, including, without limitation, the sale of goods or provision of services after the Closing Date.

          12.2. Procedures. The procedural rules set forth in Section 13.2 shall apply with respect to indemnification by Purchaser except that the parties' respective obligations under Section 13.2 shall be reversed as appropriate.

          12.3. Survival of Indemnification. The obligations of Purchaser to indemnify and hold Seller's Indemnified Persons harmless shall survive for a period of two (2) years following the Closing Date.

          12.4. Remedies Cumulative. The remedies provided by this Section shall be cumulative and shall not preclude the assertion by Seller's Indemnified Persons of any other rights or the seeking of any other remedies against Purchaser.

          12.5 Limitation. Notwithstanding anything contained herein to the contrary, Purchaser shall not have any liability or obligation to indemnify Seller for any Seller's Losses unless and until Seller's Losses equal or exceed $5,000 in the aggregate for all of Seller's Losses, and in that case, only to the extent that Seller's Losses exceed such amount. In no event shall Purchaser's liability for Seller's Losses exceed the Purchase Price.

     13. Indemnification by Seller.

          13.1. Indemnification. Seller and its successors shall indemnify, defend and hold Purchaser, each of Purchaser's subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (Purchaser and such persons, collectively, "Purchaser's Indemnified Persons") harmless from and against any demand, claim, damage, liability, loss (which shall include any diminution in value), cost, deficiency or expense (including, but not limited to, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, the "Purchaser's Losses") imposed or incurred by Purchaser's Indemnified Persons, directly or indirectly, arising out of, resulting from or relating to:

               (a) any inaccuracy in or breach of any representation or warranty of Seller pursuant to this Agreement in any respect, whether or not Purchaser's Indemnified Persons relied thereon or had knowledge thereof, including schedules and documents delivered pursuant hereto;

               (b) any failure of Seller to duly perform or observe any tern, provision, expectation, covenant or agreement to be performed or observed by Seller pursuant to this Agreement or any of the documents contemplated by this Agreement;

               (c) any and all liabilities or obligations of Seller other than the Assumed Liabilities, including, but not limited to, any fines, penalties, interest or other changes that may be imposed as a result of any tax returns of Seller that have been or were required to be, filed on or prior to the Closing Date, including, without limitation, tax returns for which extensions have been granted and tax returns for liabilities accruing prior to the Closing Date;

               (d) any material misrepresentations in or omissions from any Exhibit, Schedule or other attachment to this Agreement;

               (e) any action, suit, investigation, proceeding, demand, assessment, audit judgment, claim, including any employment-related claim relating to the time period on or prior to the Closing Date (collectively "Claims"), even though such claims may not be filed or come to light until after the Closing Date;

               (f) acts or omissions in connection with business activities conducted or to be conducted by Seller, including, without limitation, the sale of goods or provision of services prior to the Closing Date; or

               (g) any  failure  to  comply  with the  laws of any  jurisdiction relating to bulk transfers which may be applicable in connection with the transfer of the Purchased Assets to Purchaser other than nonpayment of the Assumed Liabilities.

          13.2. Procedures. Purchaser's Indemnified Persons shall give Seller prompt written notice of any written claim, demand, assessment, action, suit or proceeding to which the indemnity set forth in this Section applies (the "Indemnification Notice"). If the document evidencing such claim or demand is a court pleading, Purchaser shall give such notice within ten
     (10) days of receipt of such pleading, otherwise, Purchaser shall give such notice within thirty (30) days of the date it receives written notice of such claim. Failure to give timely notice, including the Indemnification Notice, of a matter which may give rise to an indemnification claim shall not affect the rights of Purchaser's Indemnified Persons to collect such Loss from Seller so long as such failure to so notify does not materially adversely affect Seller's ability to defend such Loss against a third party.

               If Purchaser's Indemnified Persons' request for indemnification arises from the claim of a third party, the written notice, including the Indemnification Notice, shall permit Seller to assume control of the defense of any such claim, or any litigation resulting from such claim. Failure by Seller to notify Purchaser's Indemnified Persons of its election to defend a complaint by a third party within ten (10) days shall be a waiver by Seller of its right to respond to such complaint and within thirty (30) days after notice thereof shall be a waiver by Seller of its right to assume control of the defense of such claim or action. If Seller assumes control of the defense of such claim or litigation resulting therefrom, Seller shall take all reasonable steps necessary in the defense or settlement of such claim or litigation resulting therefrom and Seller shall hold Purchaser's Indemnified Persons, to the extent provided in this Section, harmless from and against all Seller's Losses arising out of or resulting from any settlement approved by Seller or any judgment in connection with such claim or litigation. Notwithstanding Seller's assumption of the defense of such third-party claim or demand, Purchaser's Indemnified Persons shall have the right to participate in the defense of such thirdparty claim or demand at its own expense. Seller shall not, in the defense of such claim or litigation, consent to entry of any judgment or enter into any settlement, except in either case with written consent of Purchaser's Indemnified Persons, which consent shall not be unreasonably withheld. Purchaser's Indemnified Persons shall furnish Seller in reasonable detail all information Purchaser's Indemnified Persons may have with respect to any such third-party claim and shall make available to Seller and its representatives all records and other similar materials which are reasonably required in the defense of such third-party claim and shall otherwise cooperate with and assist Seller in the defense of such third-party claim.

               If Seller does not assume control of the defense of any such third-party claim or litigation resulting therefrom, Purchaser's Indemnified Persons may defend against such claim or litigation in such manner as it may reasonably deem appropriate, and Seller shall indemnify Purchaser's Indemnified Persons from any Purchaser's Loss indemnifiable under this Section incurred in connection therewith.

               All statements of fact contained in any written statement, certificate, schedule, exhibit, or other document delivered to Purchaser by or on behalf of Seller pursuant to Section 7 of this Agreement shall be deemed representations and warranties of Seller hereunder.

          13.3. Survival of Indemnification. The obligations of Seller to indemnify and hold Purchaser's Indemnified Persons harmless shall survive for a period of two (2) years following the Closing Date.

          13.4. Remedies Cumulative. The remedies provided by this Section shall be cumulative and shall not preclude the assertion by Purchaser's Indemnified Persons of any other rights or the seeking of any other remedies against Seller.

          13.5. Limitation. Notwithstanding anything contained herein to the contrary, Seller shall not have any liability or obligation to indemnify Purchaser for any Purchaser's Losses unless and until Purchaser's Losses equal or exceed one percent (1%) of the Purchase Price. At such time as Purchaser's Losses equal or exceed this amount, Purchaser shall be entitled to indemnification for all Purchaser's Losses.

          14. Covenant Not to Compete; Non-Solicitation. Seller understands that Purchaser shall be entitled to protect and preserve the value of the Business and that Purchaser would not have entered into this Agreement absent the provisions of this Section 14, and therefore agrees that it will not for a period of three (3) years after the Closing Date: (i) directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of a business that provides products or services similar to the Business within any area or at any location constituting a Relevant Area The "Relevant Area" shall be defined for the purposes of this Agreement as any area located within one hundred (100) miles of the legal boundaries or limits of any city within which Purchaser or any affiliate is providing products or services, has commenced obtaining appropriate licenses or authorizations for the purpose of providing products or services or has announced the intention to provide products or services, (ii) directly or indirectly induce any former employee of Seller hired by Purchaser to leave the employ of Purchaser or to accept any other position of employment (provided, however, that general solicitations such as general advertisements, participation in job fairs and other such activities shall not be prohibited), and (iii) at any time communicate or divulge any confidential information, knowledge or data related to the Business, all of which Seller agrees to hold in a fiduciary capacity for the benefit of Purchaser, to any party other than Purchaser. Notwithstanding the foregoing, any confidential information, knowledge or data related to the Business shall not be subject to the restrictions of this Section if the information, knowledge or data (a) is generally known to the public and did not become so known through any violation of law, (b) became known to the public through no fault of Seller, (c) is required to be disclosed by order of court or government agency with subpoena powers,
     (d) is disclosed in the course of any litigation between any of the parties hereto or (e) is conveyed by a party to a party's accountants, attorneys, brokers or advisors solely for purposes of consummating the transactions contemplated by this Agreement, provided that those entities are obligated to keep the information, knowledge or data confidential.

               For purposes of this Section 14, the phrase "directly or indirectly engage in" shall include having a direct or indirect ownership interest (other than ownership of less than five percent of the outstanding voting securities of an entity which is registered under Section 12 of the Securities Exchange Act of 1934, as amended) in any entity that engages in the business in question,

     15. Miscellaneous.

          15.1. Amendment and Severabilitv. This Agreement may be amended, modified or altered only by the express written agreement executed by Purchaser and Seller. If any provision of this Agreement or the application thereof to any party or circumstances shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been part of this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

          15.2. Definition of Knowledge. In this Agreement, any reference to the knowledge or awareness of Seller shall mean the knowledge of any of the members or managers of Seller after each of them individually shall have made the inquiry that a reasonably prudent business person would have made with respect to such matters.

          15.3. Definition of Material Adverse Effect. In this Agreement, any reference to a material adverse effect shall mean any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations, taken as a whole, and is specific to the Seller and not an effect arising from or in connection with changes in Seller's industry.

          15.4. Waiver. The failure of Seller or Purchaser to insist, in any or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition. Moreover, Purchaser's or Seller's decision to close this transaction notwithstanding its constructive or actual knowledge of the breach by Seller or Purchaser of one or more of their representations, warranties or obligations hereunder shall not relieve such parties of their indemnification obligations hereunder with respect to such breach; in such case, Purchaser and Seller specifically are relying upon each other's indemnification obligation, as well as the underlying representation, warranty or contractual obligation. All rights and remedies granted in this Agreement to Purchaser and Seller shall be cumulative and nonexclusive of all other rights and remedies that Purchaser and Seller may have.

          15.5. Notices. Any notices under this Agreement shall be in writing, signed by the party giving the same and transmitted by registered or certified United States Mail or by a generally accepted national courier service providing confirmation of delivery, and addressed to the party to receive the notice at the address set forth below or such other address as any party may specify by notice to the other party, and shall be deemed properly given and received when actually given and received:

     If to Purchaser                Clinton Wilson
                                    President

                                     5197 E. Nichols Lane
                                     Littleton, Colorado 80122

    with a copy to:                  Martin E. Freidel, Esq.
                                     M.E. Freidel & Associates, LLC
                                     P.O. Box 4141
                                     Evergreen, Colorado 80437-4141

    if to Seller:                    David L. Shaw
                                     Daniel Hartman
                                     P.O. Box 460873
                                     Aurora, Colorado 80046

or to such other address as Seller or Purchaser may designate by notice in writing to the other.

          15.6. Benefit. This Agreement shall be binding upon and inure to the benefit and burden of the parties hereto, their successors and assigns. This Agreement may not be assigned by any party without the express written consent of the other party, which consent may be withheld in the sole discretion of the party requiring such consent; provided, that Purchaser shall have the right to assign this Agreement to any wholly owned subsidiary or controlled affiliate of Purchaser.

          15.7. No Third Party Beneficiaries. This Agreement shall be for and inure to the benefit of Purchaser and Seller and there shall be no third party beneficiaries thereto. Specially excluded from any beneficial status hereunder are Seller's creditors, employees, customers and suppliers.

          15.8. Expenses; Taxes. All expenses incurred by Seller or Purchaser in connection with the transactions contemplated hereby, including, without limitation, legal and accounting fees, shall be the responsibility of and for the account of the party who ordered the particular service or incurred the particular expense, except (a) as otherwise provided herein, and (b) any and all federal, state or local income, sales, use or other taxes or charges arising out ot resulting from or relating to Seller's sale of the Purchased Assets, and any and all real or personal property taxes or assessments applicable to the period before the Closing Date, shall be paid by Seller.

          15.9. Governine Law and Forum This Agreement shall be construed under the laws of the state of Colorado.

          15.10. Arbitration. Notwithstanding anything to the contrary herein, any dispute arising pursuant to or in any way related to this Agreement or the transactions contemplated hereby shall be settled by arbitration at a mutually agreed upon location in Denver, Colorado; provided however, that nothing in this Section shall restrict the right of any party to apply to a court of competent jurisdiction for emergency relief pending final determination of a claim by arbitration in accordance with this Section. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association, in force at the time of any such dispute. Each party shall pay its own expenses associated with such arbitration, provided that the prevailing party in any arbitration shall be entitled to reimbursement of reasonable attorneys' fees and expenses (including, without limitation, arbitration expenses) relating to such arbitration. The decision of the arbitrator(s), based upon written findings of fact and conclusions of law, shall be binding upon the parties; and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

          15.11. Entire Agreement. This Agreement, together with the Exhibits, the Schedules and other documents to be delivered pursuant hereto, constitutes the entire agreement among the parties hereto and there are no agreements, representations or warranties which are not set forth herein. All prior negotiations, agreements and understandings are superseded hereby. All parties being represented by counsel, no one party shall be deemed the drafter of this Agreement with respect to its interpretation.

          15.12.   Paragraph  Headings.   The  Section  and  paragraph  headings
     contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          15.13. Time of the Essence. Time is of the essence of this Agreement and the obligations of the parties hereunder.

          15.14. Survival of Representations and Warranties. The representations and warranties of Purchaser and Seller provided herein shall survive after the Closing Date for a period of two (2) years following the Closing Date.

          15.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          15.16. Confidentiality. Seller and Purchaser agree to not disclose the terms and conditions of this Agreement except (i) as may be required to fulfill obligations hereunder; (ii) as may be required by law, regulation, custom or judicial or administrative proceeding; or, (iii) as and to the extent such information becomes known to the general public through no fault of either party in tangible, demonstrable form Both parties shall take reasonable precautions to insure that their respective employers, employees and agents also treat such information in a confidential manner. The obligations of confidentiality shall survive the consummation of the transactions herein set forth.

          15.17. Public Announcement. Each party acknowledges and agrees that either party may make a public announcement of the transactions contemplated by this Agreement any time after the Closing Date provided that the other party approves the form and substance of any such public announcement prior to its release, which approval shall not be unreasonably withheld.

          15.18. Attachments. All Exhibits, Schedules and attachments to this Agreement are made a part of this Agreement by this reference. Any information disclosed in an Exhibit,

     Schedule or attachment shall be deemed to be disclosed and incorporated into any other Exhibit, Schedule or attachment where such disclosure would be appropriate.

          15.19. Additional Documentation. Seller shall from time to time, subsequent to the Closing Date, at Purchaser's request and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other action as Purchaser reasonably may require in order more effectively to effectuate the transfer of the Purchased Assets.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.


                                   INDIGINET, INC., a Florida corporation

                                   By: /s/
                                   Title:


                                   WB CONNECT, LLC, a Colorado limited liability company

                                   By: /s/
                                   Title:

SCHEDULES

Schedule 1.1                Personal Property
Schedule 1.2                Assumed Leases
Schedule 1.3.A.             Assumed Contracts
Schedule 1.3.B              Excluded Contracts
Schedule 1.4                Intangible Assets
Schedule 1.6                Prepaid Assets
Schedule 1.8                Vehicles
Schedule 1.9                Accounts Receivable
Schedule 1.10               Inventory
Schedule 2                  Excluded Assets
Schedule 3.2                Assumed Liabilities
Schedule 4.2                Allocation of Purchase Price

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDigiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

                        Schedule 1.1 - Personal Property

The following list describes the equipment, fixtures, furniture, supplies and other personal property being transferred to InDigiNet under this agreement:

- none -

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDigiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

                          Schedule 1.2 - Assumed Leases

The following lists the current leases of WBConnect being assumed by InDigiNet as a part of this transaction:

- none -

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDigiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

                       Schedule 1.3.A - Assumed* Contracts

The following list describes the current WBConnect "contracts" being assumed* by InDigiNet as a part of this transaction:

          Manufacturers
          -------------
          AVAYA (contract)
          Compaq (letter)
          Lucent (letter)
          Cisco (letter)
          SolutionInc (letter)
          Western Multiplex (contract)

          Distributors
          ------------
          Catalyst
          TechData


* WBConnect currently has partnership/relationship agreements with vendors, suppliers, etc that it will work with expeditiously to "transfer" to InDigiNet, if so desired. Contracts/letters are available upon request.

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDIgiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

                      Schedule 1.3.13 - Excluded Contracts

The following active WBConnect contracts are specifically excluded from this agreement and transaction:

- none -

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                   Between InDigiNet, Inc and WBConnect, L LC
                             Dated January 29, 2001

                        Schedule 1.4 - Intangible Assets

The following list describes the trademarks, trade names, trade dress, service marks, copyrights and licenses being transferred to InDigiNet under the terms of this agreement:

Wireless Broadband Connection, LLC
          - and -
Wireless Broadband Connection
          - and -
WBConnect, LLC
          - and -
WBConnect (dba) - and -
logo:

[LOGO]

as well as any other intellectual property developed by WBConnect prior to the date of closing of this transaction.

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDigiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

                            Schedule 1.6 - Prepaid Assets

The following lists the prepaid assets of WBConnect as of January 25, 2002:

- none -

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDigiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

                             Schedule 1.8 - Vehicles

The following list describes the vehicles being transferred from WBConnect to InDigiNet through this transaction:

- none -

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDigiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

                       Schedule 1.9 - Accounts Receivable

The following attached (invoices) report dated as shown on the report, represents the current state of accounts receivable by WBConnect [attached].

Company                          First     Last              Invoice      Total         Total     Total        Total      Total
Name                             Name      Name     Invoice# Date         Invoice       Tax       Parts        Labor      Shipping
----                             ----      ----     -------- ----         -------       ---       -----        -----      --------
TransVidia Communications        John      Lutz      2000     6/13/2001   $    200.00   $   0.00  $     0.00   $   200.00 $     0.00
TransVidia Communications        John      Lutz      2001     6/13/2001   $    150.00   $   0.00  $     0.00   $   150.00 $     0.00
United States Olympic Committee  Paul      Walker    2002     6/20/2001   $  5,759.45   $   0.00  $ 4,552.15   $ 1,125.00 $    82.30
                                 Troy      Pfeifer   2003     6/25/2001   $    385.32   $  28.70  $   347.90   $     0.00 $     8.72
United States Olympic Committee  Paul      Walker    2004     7/6/2001    $  3,808.70   $   0.00  $ 3,808.70   $     0.00 $     0.00
l ransVidia Communications       John      Lutz      2005     7/6/2001    $  2,423.60   $ 163.51  $ 2,239.85   $     0.00 $    20.24
United States Olympic Committee  Paul      Walker    2006     7/12/2001   $    900.00   $   0.00  $     0.00   $   900.00 $     0.00
United States Olympic Committee  Paul      Walker    2007     7/12/2001   $  1,400.00   $   0.00  $     0.00   $ 1,400.00 $     0.00
united States Olympic Committee  Paul      Walker    2008     7/12/2001   $    900.00   $   0.00  $     0.00   $   900.00 $     0.00
Void                             Void      Void      2009     Void        $      0.00   $   0.00  $     0.00   $     0.00 $     0.00
N/A                              Chris     Burchard  2010     7/31/2001   $    255.25   $   8.20  $   241.20   $     0.00 $     5.85
N/A                              Troy      Pfeifer   2011     8/1/2001    $    144.08   $  10.66  $   129.20   $     0.00 $     4.22
TransVidia Communications        John      Lutz      2012     8/13/2001   $  2,490.09   $ 166.99  $ 2,287.55   $     0.00 $    35.55
Colorado State Universit         Cheryl    Day       2013     8/17/2001   $  3,367.63   $   0.00  $ 3,296.26   $     0.00 $    71.37
Void                             Void      Void      2014     Void        $      0.00   $   0.00  $     0.00   $     0.00 $     0.00
Universit of Denver              A1        Arellano  2015     8/21/2001   $  2,330.69   $   0.00  $   360.69   $     0.00 $ 1,970.00
Colorado State Universi          Cheryl    Day       2016     8/27/2001   $    847.40   $   0.00  $   847.40   $     0.00 $    19.40
Colorado Sl:~t~tJniversit        Cheryl    Day       2017     8/28/2001   $    869.28   $   0.00  $   847.40   $     0.00 $    21.88
t ~~I~i,~h~'~latelliiiversit     Cheryl    Day       2018     8/28/2001   $    879.12   $   0.00  $   847.40   $     0.00 $    31.62
Colorado State Universit         Cheryl    Day       2019     8/29/2001   $    877.11   $   0.00  $   847.40   $     0.00 $    29.71
Swisslo Translo is               Jim       Collier   2020     8/29/2001   $  3,256.35   $ 215.35  $ 2,950.00   $     0.00 $    91.00
United States Olympic Committee  Paul      Walker    2021     9/4/2001    $  4,865.63   $   0.00  $ 4,830.00   $     0.00 $    35.63
Colorado State Universit         Cheryl    Day       2022     9/5/2001    $    868.13   $   0.00  $   847.40   $     0.00 $    20.73
Colorado State Universi          Cheryl    Day       2023     9/10/20.01  $  2,571.64   $   0.00  $ 2,519.78   $     0.00 $    51.86
N/A                              Rob       Larsen    2024     9/17/2001   $    336.32   $  10.74  $   290.40   $     0.00 $    35.18
N/A                              Scott     Hunter    2025     9/19/2001   $    227.46   $   7.78  $   210.40   $     0.00 $     9.28
Ava a, Inc.                      Jimmy     Thorton   2026     9/19/2001   $    152.38   $   9.48  $   135.20   $     0.00 $     7.70
United States Olympic Committee  Paul      Walker    2027     9/25/2001   $  5,419.92   $   0.00  $ 5,405.50   $     0.00 $    14.42
United States Olympic Committee  Paul      Walker    2028     9/28/2001   $ 14,079.24   $   0.00  $13,945.00   $     0.00 $   134.24
Rad S ecialt Grou                Joel      Richards  2029    10/4/2001    $  1,370.59   $  80.79  $ 1,188.08   $     0.00 $   101.72
United States Olympic Committee  Paul      Walker    2030     9/28/2001   $  3,071.07   $   0.00  $ 3,061.65   $     0.00 $     9.42
IadSpecialt Group                Joel      Richards  2031    10/4/2001    $  1,619.79   $  99.85  $ 1,468.45   $     0.00 $    51.49
United States Olympic Committee  Paul      Walker    2032    10/26/2001   $  5,434.22   $   0.00  $ 5,405.50   $     0.00 $    28.72
N/A                              Alex      Cardenas  2033    10/26/2001   $    278.36   $  18.94  $   259.42   $     0.00 $     0.00
JHL Construction (Void)          Void      Void      2034     Void        $      0.00   $   0.00  $     0.00   $     0.00 $     0.00
JHL Construction (Void)          Void      Void      2035     Void        $      0.00   $   0.00  $     0.00   $     0.00 $     0.00
IHL Construction (Void)          Void      Void      2036     Void        $      0.00   $   0.00  $     0.00   $     0.00 $     0.00
IHL Construction (Void)          Void      Void      2037     Void        $      0.00   $   0.00  $     0.00   $     0.00 $     0.00
Rad Specialty Grou               Joel      Richards  2038    10/30/2001   $    329.60   $  19.76  $   290.66   $     0.00 $    19.18
Universit of Denver              Mike      Hiskey    2039    10/31/2001   $  5,833.36   $   0.00  $ 3,818.00   $ 1,944.00 $    71.36
United States Olympic Committee  Paul      Walker    2040    11/2/2001    $    900.00   $   0.00  $     0.00   $   900.00 $     0.00
IHLConstruction                  Chris     Jurkohok  2041    11/2/2001    $  7,248.34   $ 207.39  $ 2,840.95   $ 4,200.00 $     0.00
Data Business Systems            Jonathan  Terbush   2042    11/6/2001    $    165.05   $   5.89  $   159.16   $     0.00 $     0.00
Son Microsystems                 Ben       Griffin   2043    11/9/2001    $    725.58   $   0.00  $   725.58   $     0.00 $     0.00
United StatesnlymniCCnmmlttee    Paul      Walker    2044    11/12/2001   $ 27,366.35   $   0.00  $27,291.35   $     0.00 $    75.00
United States Olympic Committee  Paul      Walker    2045    11/12/2001   $  9,103.80   $   0.00  $ 9,053.80   $     0.00 $    50.00
United States Olympic Committee  Paul      Walker    2046    11/12/2001   $  3,168.57   $   0.00  $ 3,118.57   $     0.00 $    50.00
University of Denver             Tim       Mitchell  2047    11/19/2001   $    616.23   $   0.00  $   604.48   $     0.00 $    11.75
United States Olympic Committee  Paul      Walker    2048    11/19/2001   $  3,002.15   $   0.00  $ 2,986.00   $     0.00 $    16.15
Suites eed Inc.                  Mark      Spangler  2049    11/20/2001   $    500.00   $   0.00  $     0.00   $   500.00 $     0.00
Data Business'; stems            Jonathan  Terhush   2050    11/28/2001   $     84.31   $   3.01  $    81.33   $     0.00 $     0.00
The Bonham Group                 Dean      Bonham    2051    1l/17/2001   $   173 .96   $   0.00  $   173.96   $     0.00 $     0.00
The Bonham Crou                  Dean      Bonham    2052    11/21/2001   $  2,274.75   $ 105.75  $ 1,429.00   $   600.00 $   140.00
The Bonham Group                 Dean      Bonham    2053    11/15/2001   $    250.00   $   0.00  $     0.00   $   250.00 $     0.00
Microsource Inc.                 N/A       N/A       2054    12/3/2001    $    365.61   $   0.00  $    40.61   $   325.00 $     0.00
University of Denver             Al        Arellano  2055    12/7/2001    $     62.23   $   0.00  $    62.23   $     0.00 $     0.00
Mile High Oncology PC            Angela    White     2056    12/14/2001   $    594.13   $  35.71  $   489.20   $     0.00 $    69.22
United States Olympic Committee  Paul .    Walker    2057    12/14/2001   $  2,789.30   $   0.00  $ 2,760.30   $     0.00 $    29.00
United States Olympic Committee  Paul      Walker    2058    12/14/2001   $  1,022.71   $   0.00  $ 1,005.56   $     0.00 $    17.15
University of Denver             Tim       Mitchell  2059    12/14/2001   $    737.72   $   0.00  $   724.92   $     0.00 $    12.80
Mile High Oncology               Theresa   Savell    2060    12/31/2001   $    594.13   $  35.71  $   489.20   $     0.00 $    69.22
Mile -High Oncology PC           Theresa   Savell    2061    12/31/2001   $ 13,074.89   $ 871.83  $11,443.91   $   699.00 $    60.15


                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDigiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

                            Schedule 1.10 - Inventory

The attached "WBConnect Final Asset Report 1-2002" lists the detail of the available inventory for resale of $4,767. Additional assets are also described in this report; however, representations are not made for salability [attached].

                       WBConnect Final Asset Report 1-2002

Location of Equipment                      Total Value on Hand
---------------------                      -------------------
WBConnect "Internal", Demo Equip           $ 8,444.50
Shaw's Home Office                         $ 6,314.29
Runkel's Home Office                       $ 1,910.36
Qwest Demo Equipment                       $ 1,281.34

Fixed Assets of WBConnect                  $17,950.00
Total Inventory on Hand for Resale         $ 4,767.00
Total Assets On Hand                       $22,717.00


                       WBConnect Final Asset Report 1-2002

Name of Product                      Serial #       PurchasedBy Purchase Price Current Location  DateRecordUpdate Notes
---------------                      --------       ----------- -------------- ----------------  ---------------- -----
Solutiontnc. Demo Box                P0126024       WBConnect   $ 3,490.00     Shaw Residence    12/1/2001        AuthenticationDemo
3COM Ethernet Bridge                 HNMM000939     WBConnect   $ 199.00       Shaw Residence    12/1/2001        Used for Demo's
Orinoco ROR-1000                     OlUT13270156   WBConnect   $ 996.00       Shaw Residence    12/1/2001        PtP Demo Board
Orinoco ROR-1000                     OOUT46251249   WBConnect   $ 996.00       Shaw Residence    12/1/2001        PtP Demo Board
Flat Panel Antenna (Electro-Comm     N/A            WBConnect   $ 49.00        Shaw Residence    12/1/2001        PtP Demo Board
Flat Panel Antenna (Electro-Comm     N/A            WBConnect   $ 49.00        Shaw Residence    12/1/2001        PtP Demo Board
Pigtail (Electro-Comm)               N/A            WBConnect   $ 26.00        Shaw Residence    12/1/2001        PtP Demo Board
Pigtail (Electro-Comm)               N/A            WBConnect   $ 26.00        Shaw Residence    12/1/2001        PtP Demo Board
Orinoco Silver PC Card               0lUT13366445   WBConnect   $ 75.00        Shaw Residence    12/1/2001        PtP Demo Board
Orinoco Silver PC Card               OlUT13366455   WBConnect   $ 75.00        Shaw Residence    12/1/2001        PtP Demo Board
Orinoco Silver PC Card               OlUT13368197   WBConnect   $ 79.00        Shaw Residence    12/1/2001        PtP Demo Board
Orinoco Silver PC Card               OlUT10378562   WBConnect   $ 75.00        Shaw Residence    12/1/2001        PtP Demo Board
AP-1000 Processor Module             OlUT25251000   WBConnect   $ 555.00       Shaw Residence    12/1/2001        Site Survey Equip.
Orinoco Silver PC Card               OlUT13366301   WBConnect   $ 75.00        Shaw Residence    12/1/2001        Site Survey Equip.
Orinoco SilvefPCCard                 01tJ 113366915 WBConnect   $ 75.00        Shaw Residence    12/1/2001        Site Survey Equip.
AP-1000 Processor Module             0lUT25251009   WBConnect   $ 555.00       Shaw Residence    12/1/2001        Site Survey Equip.
Orinoco Silver PC Card               OlUT13366898   WBConnect   $ 75.00        Shaw Residence    12/1/2001        Site Survey Equip.
Orinoco Silver PC Card               01UT13366905   WBConnect   $ 75.00        Shaw Residence    12/1/2001        Site Survey Equip.
10' I'M R 400 (Mille/ Femille) Cable N/A            WBConnect   $ 67.50        Shaw Residence    12/1/2001        Cable either for
                                                                                                                  Resale or Demo
                                                                                                                  Purposes
Net,Screen 5x -001 VPN Box           18(18200100326 WBConnect   $ 396.00       Shaw Residence    12/1/2001        PtP Demo Board
NetScreen Remote VPN Client          N/A            WBConnect   $ 76.00        Shaw Residence    12/1/2001        Used for Demo's
NetScreen 5x Annual Maintenanc       N/A            WBConnect   $ 120.00       Shaw Residence    12/1/2001        N/A
NetScreen Unlimited Tech Support     N/A            WBConnect   $ 240.00       Shaw Residence    12/1/2001        N/A

Total Value of Equipment                $8,445


                       WBConnect Final Asset Report 1-2002
Name of Product                           Serial #       PurchasedBy Purchase Price Current Location DateRecordUpdate Notes
---------------                           --------       ----------- -------------- ---------------- ---------------- -----
HP N5310 Pavilion Laptop (DH)             TW11709362     WBConnect   $ 1,821.24     Shaw Residence   9/17/2001
HP OfficeJet G85XI Print/Copy/Scan/Fax    SGG16E06P4     WBConnect   $   469.00     Shaw Residence   12/28/2001       Originally for
                                                                                                                      Mile High
                                                                                                                      Oncology
Stinger Wet/Dr Vac 2 Gallon               N/A            WBConnect   $    39.95     Shaw Residence   11/23/2001
Tool Kit (Testers,Crimpers,Cutters,etc.)  N/A            WBConnect   $   400.00     Shaw Residence   11/23/2001       Used for
                                                                                                                      Installations
Stapler with Insulations Stales           N/A            WBConnect   $    50.00     Shaw Residence   11/23/2001       Used for
                                                                                                                      Installations
100' Fish Tape                            N/A            WBConnect   $    50.00     Shaw Residence   11/23/2001       Used for
                                                                                                                      Installations
Brother PT 310 Personal Touch Label Make  Need to Update WBConnect   $    30.00     Shaw Residence   12/1/2001        Used for
                                                                                                                      Labels
Compaq Proliant PL1600R/6600 Server       Need to Update WBConnect   $ 2,501.81     Shaw Residence   12/1/2001        Used for Email
                                                                                                                      Server
Omniview SE 4PT PS/2 KVM SWBX Switc       Need to Update WBConnect   $   127.25     Shaw Residence   12/1/2001        Used for Email
                                                                                                                      Server
Netscreen 5XP Elite VPN Box               Need to Update WBConnect   $   796.00     Shaw Residence   12/1/2001        VPN For
                                                                                                                      Internal Use
(4) 6 Ft. Omniview PS/2 Cable Kits        N/A            WBConnect   $    29.04     Shaw Residence   12/1/2001        Used for KVM
                                                                                                                      SWBX Switch
RIM Credit Card Machine                   3010US01GRYB13 WellsFargo  $      -       Shaw Residence   9/17/2001        Monthly Lease
                                                                                                                      fromWellsFargo
Total Value of Equipment                  $6,314


                       WBConnect Final Asset Report 1-2002
Name of Product           Serial #     PurchasedBy  Purchase Price  Current Location     DateRecordUpdate  Notes
---------------           --------     -----------  --------------  ----------------     ----------------  -----
HP N5420 Pavilion Laptop  TW12601167   WBConnect    $ 1,310.36      Runkel Home Office   12/1/2001
Wag PCMCI Expansion Slo   N/A          WBConnect    $   150.00      Runkel Home Office   12/1/2001
Wag Handheld Computer     G16DW3hHON   WBConnect    $   450.00      Runkel Home Office   12/1/2001

Total Value of Equipment                 $1,910


                       WBConnect Final Asset Report 1-2002

Name of Product                     Serial #    PurchasedBy Purchase Price Current Location DateRecordUpdate Notes
---------------                     --------    ----------- -------------- ---------------- ---------------- -----
Orinoco Starter Kit                 7           WBConnect   $ 750.00       Qwestdex         10/04/01         Demo to Qwestdex Direct
                                    01UT1336823                                                              10/23/01
Orinoco Silver PC Card              01UT1037688 WBConnect   $  75.00       Qwestdex         10/04/01         Demo to Qwestdex Direct
                                                                                                             10/23/01
Orinoco Silver PC Card              OlUT1037859 WBConnect   $  75.00       Qwestdex         10/04/01         Demo to Qwestdex Direct
                                                                                                             10/23/01
Pigtail (Electro-Comm)              N/A         WBConnect   $  26.00       Qwestdex         10/4/2001        No Box
Lucent Omni-Directional             N/A         WBConnect   $ 250.00       Qwestdex         10/4/2001        Demo to Qwestdex Direct
                                                                                                             10/23/01
3' Tri-Pod                          N/A         WBConnect   $  12.00       Qwestdex         10/4/2001        Demo to Qwestdex Direct
                                                                                                             10/23/01
1 1/4" galvanized pipe mast 5' Lon  N/A         WBConnect   $   4.34       Qwestdex         12/1/2001        Demo to Qwestdex Direct
                                                                                                             10/23/01
Lightening Arrestor (Electro-Comn   N/A         WBConnect   $  35.00       Qwestdex         10/4/2001        Demo to Qwestdex Direct
                                                                                                             10/23/01
LMR 24010' Cable (Male/Male)        N/A         WBConnect   $  54.00       Qwestdex         10/4/2001        Demo to Qwestdex Direct
                                                                                                             10/23/01
Total Value of Equipment                     $1,281


                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDigiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

                          Schedule 2 - Excluded Assets

The following list describes assets of WBConnect being excluded from this transaction:

- none -

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDIgiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

                       Schedule 3.2 - Assumed Liabilities

The 3 "Promissory Notes"

          "InDigiNet - Hartman" [attached and made a part hereof],

          "InDigiNet - Shaw" [attached and made a part hereof], and

          "InDigiNet - Runkel" [attached and made a part hereof]

shall be executed and complied with by InDigiNet to each of the named parties for reimbursement of accrued personal investments and/or reimbursable expenses by principals of WBConnect according to prior negotiation and agreement with InDigiNet according to the terms and conditions contained within each of the promissory notes.

In addition to the above, it is agreed that InDigiNet will reimburse the above-named principals of WBConnect at least monthly for all personal and family health insurance premiums paid for coverage from I' Jan2002 until such time as the InDigiNet health insurance program becomes effective and for incurred business reimbursable expenses from the date of prior personal expense reports.

Further, InDigiNet acknowledges and agrees to accrue and reimburse each of the above principals for payroll "arrearage" accruing from Jan 7, 2002 to the date of closing or until "regular" payroll takes effect, according to the terms and rates agreed upon and contained in each employment agreement (it is anticipated that this will be paid through the initial payroll of February, 2002).



The following list describes liabilities to be assumed by InDigiNet for WBConnect customers:

- none anticipated -

                              PROMISSORY NOTE [InDigiNet - Shaw]

$33,929.69                                               Date: January 29, 2002


For value received, the undersigned InDigiNet, Inc. [a Florida corporation] (the "Borrower"), at P O Box 45726, Phoenix, AZ 85016, promises to pay to the order of David L. Shaw, his heirs and/or assigns, (the "Lender"), at 9471 S Chesapeake St, Highlands Ranch, CO 80126 (or at such other place as the Lender may designate in writing) the sum of $33,929.69 (1) plus interest accruing daily from January 01, 2002 on the unpaid principal at the rate of 8.00% per annum.

The unpaid principal and dcrued interest shall be payable in full on or b fore February 28, 2002 or ft s'~ &22--the "Due Date" whi h ver occurs later (if a date is written in, bo parties to, this document must initial her,

All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

If any payment obligation under this Note is not paid when due, the remaining unpaid principal balance and any accrued interest shall become due immediately at the option of the Lender.

The Borrower reserves the right to prepay this Note by making payment in full of the then remaining unpaid principal and accrued interest.

If anY payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

     1) the failure of the Borrower to pay the principal and any accrued interest in full on or before the Due Date;

     2) the death of the Borrower or Lender;

     3) the filing of bankruptcy proceedings involving the Borrower as a debtor;

     4) the application for the appointment of a receiver for the Borrower;

     5) the making of a general assignment for the benefit of the Borrower's creditors;

     6) the insolvency of the Borrower;

     7) a misrepresentation by the Borrower to the Lender for the purpose of obtaining or extending credit.


     Includes FirstUSA mileage Plus VISA liability of $15,070.57 as shown on the WBConnect Balance Sheet dated 1/28/2002 incurred on personal credit card.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability or the obligations of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

Compliance with the terms of this note by InDigiNet, Inc. are material with regard to the Asset Sale Agreement (and related contracts) with WBConnect; failure to fulfill timely, the requirements of this note may jeopardize some or all of the contractual obligations of WBConnect as defined therein. -.' -

This note may not be modified; it must be destroyed and replaced by a modified document. This Note shall be construed in accordance with the laws of the State of Colorado.


Signed this 291" day of January, 2002.

Borrower:
InDigiNet, Inc.


By: /s/                        date 1/29/02
President


ACKNOWLEDGEMENT of SATISFACTION and PAYMENT of NOTE

David L Shaw (Lender) acknowledges as of this date,_______, full and complete payment of this note including any accrued interest due.


By:                                                        date
Lender

                      PROMISSORY NOTE [InDigiNet - Hartman]

$18,573.74                                                Date: January 29, 2002

For value received, the undersigned InDigiNet, Inc. [a Florida corporation] (the "Borrower"), at P O Box 45726, Phoenix, AZ 85016, promises to pay to the order of Daniel D Hartman, his heirs and/or assigns, (the "Lender"), at 4972 S Danube St, Aurora, CO 80015 (or at such other place as the Lender may designate in writing) the sum of $18,573.74 (1) plus interest accruing daily from January 01, 2002 on the unpaid principal at the rate of 8.00(degree)!o per annum.

The unpaid principal and accrued interest shall be payable in full on or before April 15, 2002 or ~~ t ~~ (the "Due Date")hichever occurs later (if a date is written in, bo parties to this document must initial here ~).

All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

If any payment obligation under this Note is not paid when due, the remaining unpaid principal balance and any accrued interest shall become due immediately at the option of the Lender.

The Borrower reserves the right to prepay this Note by making payment in full of the then remaining unpaid principal and accrued interest.

If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

     1) the failure of the Borrower to pay the principal and any accrued interest in full on or before the Due Date;

     2) the death of the Borrower or Lender;

     3) the filing of bankruptcy proceedings involving the Borrower as a debtor;

     4) the application for the appointment of a receiver for the Borrower;

     5) the making of a general assignment for the benefit of the Borrower's creditors;

     6) the insolvency of the Borrower;

     7) a misrepresentation by the Borrower to the Lender for the purpose of obtaining or extending credit.


     Includes CompUSA liability of $2,300 as shown on the WBConnect Balance Sheet dated 1/28/2002 incurred on personal credit card.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the I egal currency of the United States. The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability or the obligations of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

Compliance with the terms of this note by InDigiNet, Inc. are material with regard to the Asset Sale Agreement (and related contracts) with WBConnect; failure to fulfill timely, the requirements of this note may jeopardize some or all of the contractual obligations of WBConnect as defined therein.

This note may not be modified; it must be destroyed and replaced by a modified document. This Note shall be construed in accordance with the laws of the State of Colorado.


Signed this 29`" day of January, 2002.

Borrower: InDigiNet, Inc.


By: /s/                                 date
President




ACKNOWLEDGEMENT of SATISFACTION and PAYMENT of NOTE

Daniel D Hartman (Lender) acknowledges as of this date,__________, full and complete payment of this note including any accrued interest due.


By:                                             date
Lender

                      PROMISSORY NOTE [InDigiNet - Runkelj

$6,370.47                                                 Date: January 29, 2002


For value received, the undersigned InDigiNet, Inc. [a Florida corporation] (the "Borrower"), at P O Box 45726, Phoenix, AZ 85016, promises to pay to the order of Stephen A Runkel, his heirs and/or assigns, (the "Lender"), at 6751 S Leyden Ct, Centennial, CO 80112, (or at such other place as the Lender may designate in writing) the sum of $6370.47 plus interest accruing daily from January 01, 2002 on the unpaid principal at the rate of 8.00% per annum.

The unpaid principal and accrued interest shall be payable in full on or before February 28, 2002 or A,P2~(the "Due Date" whiche er occurs later (if a date is written in, both parties to this document must initial here ,,! ).

All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

If any payment obligation under this Note is not paid when due, the remaining unpaid principal balance and any accrued interest shall become due immediately at the option of the Lender.

The Borrower reserves the right to prepay this Note by making payment in full of the then remaining unpaid principal and accrued interest.

If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

     1) the failure of the Borrower to pay the principal and any accrued interest in full on or before the Due Date;

     2) the death of the Borrower or Lender;

     3) the filing of bankruptcy proceedings involving the Borrower as a debtor;

     4) the application for the appointment of a receiver for the Borrower;

     5) the making of a general assignment for the benefit of the Borrower's creditors;

     6) the insolvency of the Borrower;

     7) a misrepresentation by the Borrower to the Lender for the purpose of obtaining or extending credit.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability or the obligations of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

Compliance with the terms of this note by InDigiNet, Inc. are material with regard to the Asset Sale Agreement (and related contracts) with WBConnect; failure to fulfill timely, the requirements of this note may jeopardize some or all of the contractual obligations of WBConnect as defined therein.

This note may not be modified; it must be destroyed and replaced by a modified document. This Note shall be construed in accordance with the laws of the State of Colorado.


Signed.this 29th day of January, 2002.

Borrower: InDigiNet, Inc.

By: /s/                                 date
President


ACKNOWLEDGEMENT of SATISFACTION and PAYMENT of NOTE

Stephen A Runkel (Lender) acknowledges as of this date,_________, full and complete payment of this note including any accrued interest due.


By:                                                        date
Lender

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDigiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

                   Schedule 4.2 - Allocation of Purchase Price

As referenced in the APA, section 8.24 (page 13), for stock distribution purposes, the allocation of the "purchasing stock" for WBConnect shall be as follows:

1) for Dan Hartman, 47.5% of the total shares, to be transferred to "Daniel D. Hartman and Marjory L. Hartman, as joint owners with rights of survivorship"

2) for Dave Shaw, 47.5% of the total shares, to be transferred to "David L. Shaw and Carolyn Shaw, as joint owners with rights of survivorship"

3) for Steve Runkel, 5% of the total shares, to be transferred as "Stephen A Runkel and Cynthia L Runkel. As joint owners with rights of (survivorship"

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDigiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

           Schedule 11.2(b) -Resolution Authorizing Sale by WBConnect

The Members of WBConnect met in formal session on January 25, 2002 to discuss and effect a decision relating to the sale of 100% of the Company's assets to InDigiNet, Inc effective on or before January 31, 2002.

It is noted in these minutes that Members agreed said sale will be final and effective at such time as the contemplated stock transfers have been completed and the terms of the promissory notes have been fulfilled.

By unanimous consent, it was agreed by the Members that said "asset sale" as described in this (and related) documents shall be authorized and executed by the Members of WBConnect with InDigiNet according to the terms and conditions herein stated. The Members agreed to use all reasonable efforts to accomplish said task by January 31, 2002.

Authorized and agred-upon this date by:

Dan Hartman /s/ Dan Hartman

Dave Shaw   /s/ Dave Shaw

Steve Runkel /s/ Steve Runkel

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDigiNet, Inc and WBConnect, LLC
                             Dated January 29, 20001

           Schedule 11.2(c) - Certificate of Status of "Good Standing"
                      from the Colorado Secretary of State

attached

[SEAL]

                                  DEPARTMENT OF
                                      STATE
                                   CERTIFICATE

     I, DONETTA DAVIDSON, Secretary of State of the State of Colorado, hereby certify that, according to the records of this office,

WIRELESS  BROADBAND  CONNECTION LLC
(Colorado LIMITED LIABILITY COMPANY )
File #20011097669

was filed in this office on May 14, 2001 and has complied with the applicable provisions of the laws of the State of Colorado and on this date is in good standing and authorized and competent to transact business or to conduct its affairs within this state.

Dated: January 16, 2002


                                                For Validation:
                                                Certificate ID: 530195

                    To validate this certificate, visit the following web site, enter this certificate ID, then follow the instructions displayed. www.sos.state.co.usNalidateCertificate


/s/Donetta Davidson
-------------------
SECRETARY OF STATE

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDigiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

              Schedule 11.2(e) - WBConnect Officer's Certificate of
                 Verification of Representations and Warranties

"I represent that I have read and reviewed the co~nts of this agreement and its addendums as of )anuary~2'l;~ 02, and find its representations true and correct to the best of my knowledge."

Dan Hartman    /s/ Dan Hartman

Dave Shaw      /s/ Dave Shaw

Steve Runkel   /s/ Steve Runkel

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDigiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

              Schedule 11.2(f) - List of Governmental Approvals to
                             Consummate Transaction

WBConnect believes that no additional government certificates or documentation are required to effect this transaction with InDigiNet.


Dan Hartman              /s/ Dan Hartman

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                    Between InDigiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

             Schedule 11.2(g) - Consent by WBConnect to Transfer and
                      Assign Purchased Assets to InDigiNet

WBConnect hereby consents to the complete transfer of all described assets of WBConnect to InDigiNet as described in and required by this agreement. i Dave Shaw

                      ADDENDUM TO ASSET PURCHASE AGREEMENT
                   Between InDigiNet, Inc and WBConnect, LLC
                             Dated January 29, 2001

        Schedule 11.2(h) - WB Connect Vesting of Title to InDigiNet for
                                Purchased Assets

WBConnect hereby vests full title and interest to all named and described assets of WBCOnnect in InDigiNet as of the date of closing and subject ot the terms and conditions of performance required of InDigiNet as described herein.

Dan Hartman             /s/ Dan Hartman